Exhibit 4(b)(i)








                               THE ANDERSONS

                                    AND

             THE FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A.,
                                                Trustee.


                              __________________


                     THIRTEENTH SUPPLEMENTAL INDENTURE
                        dated as of January 1, 1994
            Supplementing Indenture Dated as of October 1, 1985

                              __________________


                                Debentures

                        Due Five Years or Ten Years

                         from Original Issue Date

            THIS THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of January 1, 1994, between The Andersons, an Ohio limited partnership having its principal office at 480 W. Dussel Drive, City of Maumee, Lucas County, Ohio (hereinafter called the "Partnership"), and The Fifth Third Bank of Northwestern Ohio, N.A., a national banking association organized and existing under the laws of the United States of America (hereinafter called the "Trustee");

                             W I T N E S E T H

            WHEREAS, the Partnership has heretofore executed and delivered to the Trustee a certain indenture dated as of October 1, 1985 (hereinafter called the "Indenture"), providing for the issuance of debentures (hereinafter called the "Debentures") as therein provided; and

            WHEREAS, the Partnership has heretofore executed and delivered to the Trustee an Eleventh and Twelfth Supplemental Indenture dated as of January 1, 1993 and May 5, 1993 respectively; and

            WHEREAS, at the time of the execution of the Eleventh and Twelfth Supplemental Indentures, the Partnership had been formed and existed under a Partnership Agreement dated as of January 1, 1993; and

            WHEREAS, the Partnership dated as of January 1, 1993, is still in existence; and

         WHEREAS, a new Partnership Agreement of the Partnership dated as of January 1, 1994, has been duly executed as successor to the Partnership effective as of January 1, 1993, which execution resulted in the formation of a new, successor Partnership and a transfer thereto of the Partnership's property and assets substantially as an entirety for purposes of Sections 801 and 802 of the Indenture; and

            WHEREAS, the Partnership and the Trustee may enter into supplemental indentures to the Indenture without the consent of the holders of Debentures, pursuant to Section 901(3) of the Indenture, to evidence the succession of another partnership to the Partnership and the assumption by any such successor of the covenants of the Partnership contained in the Indenture and the Debentures; and

         WHEREAS, giving effect to the execution of the above-referenced Partnership Agreement as of January 1, 1993, no Event of Default, as defined in Section 501 of the Indenture, and no event which after notice or lapse of time, or both, would become an Event of Default, has happened or is continuing; and

            WHEREAS, the Partnership has delivered to the Trustee a General Partner's Certificate and an Opinion of Counsel, each stating that the transfer of the Partnership's properties and assets substantially as an entirety from the Partnership, as formed under the Partnership Agreement dated as of January 1, 1993, to the Partnership, as formed under the Partnership Agreement dated as of January 1, 1994, and this Thirteenth Supplemental Indenture comply with Article Eight of the Indenture and that all conditions precedent therein provided for relating to such transfer and change in interest rates have been complied with; and

            WHEREAS, the Partnership has been authorized by its Partnership Agreement to enter into this Thirteenth Supplemental Indenture in accordance with Section 901 of the Indenture;

            NOW, THEREFORE,

            The Partnership, as formed under the Partnership Agreement dated as of January 1, 1994, hereby expressly assumes the due and punctual payment of the principal of, including each installment thereof (and premium, if any), and interest on all the Debentures and the performance of every covenant of the Indenture on the part of the Partnership to be performed or observed; and

            Pursuant to Section 802 of the Indenture, the Partnership, as formed under the Partnership Agreement dated as of January 1, 1994, hereby succeeds to, and is substituted for, and may exercise every right and power of the Partnership, and all successors, under the Indenture.

            IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Supplemental Indenture to be duly executed as of the day and year first above written.

THE FIFTH THIRD BANK OF          THE ANDERSONS, an Ohio limited
NORTHWESTERN OHIO, N.A.             partnership

By:                                 By: THE ANDERSONS MANAGEMENT CORP.,
    James P. Silk                         an Ohio corporation, sole general
    Executive Vice President              partner of The Andersons

[Corporate Seal]                          By:
                                                Richard P. Anderson
                                                President and Chief
Attest:                                         Executive Officer

                                          By:
James A. Foote                                  Gary Smith
Trust Operations Officer                        Treasurer


STATE OF OHIO  )
COUNTY OF LUCAS)  SS:

            Before me, a Notary Public, in and for said county and state, personally appeared Richard P. Anderson and Gary Smith, President and Chief Executive Officer and Treasurer, respectively, of The Andersons Management Corp., an Ohio corporation, who acknowledged that said corporation is the sole general partner of The Andersons, an Ohio limited partnership, and they being thereunto duly authorized, did sign the foregoing instrument in behalf of said corporation and by authority of its board of directors in behalf of the partnership and that the same is the free act and deed of said officers and of said corporation and partnership.

            In Testimony Whereof, I have hereunto set my hand and official
seal at Maumee, Ohio this              day of                   , 1994.



                                          Notary Public
                                          My Commission Expires:

[Notarial Seal]



STATE OF OHIO  )
COUNTY OF LUCAS)  SS:

      On the _____ day of                       , 1994, before me personally
came James P. Silk, Executive Vice President, and James A. Foote, Trust Operations Officer, to me known, who, being by me duly sworn, did depose and say that they are Trust Officers of THE FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A., a bank organized under the laws of the United States of America, described in and which executed the foregoing instrument; that they know the seal of said corporation; that the seal affixed to said instrument is such corporation seal; that it was so affixed by authority of the Board of Directors of said corporation, and that they signed their names hereto by like authority.



                                          Notary Public
                                          My Commission Expires:
[Notarial Seal]